NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM ANNOUNCES RECORD SECOND QUARTER RESULTS

HOUSTON, Texas - August 5, 2008 - Ultra Petroleum Corp. (NYSE: UPL) today announced record financial and operating results for the second quarter 2008. Highlights include:

•	Record earnings of $0.73 per diluted share or $115.2 million, an increase of 136 percent from second quarter 2007
•	Record operating cash flow(1) of $222.0 million, up 101 percent from the same period a year ago
•	Record natural gas and crude oil production of 34.3 Bcfe, up 23 percent over the same period in 2007 - based on continuing operations
•	Achieves superior returns in second quarter; 75 percent cash flow margin, 39 percent net income margin, 36 percent return on capital employed, and 47 percent return on equity

For the second quarter ended June 30, 2008, Ultra Petroleum reported net income of $0.73 per diluted share or $115.2 million, an increase of 136 percent from $0.31 per diluted share or $49.1 million, for the same period in 2007. Operating cash flow(1) for the second quarter 2008 increased 101 percent to a record $222.0 million, compared to $110.6 million for the same period in 2007.

Ultra Petroleum’s production for the second quarter 2008 increased 23 percent to 34.3 billion cubic feet equivalent (Bcfe) compared to production from continuing operations of 27.9 Bcfe in the second quarter 2007. This is the largest quarterly production level ever achieved by Ultra Petroleum. For the second quarter of 2008, production is comprised of 32.7 billion cubic feet (Bcf) of natural gas and 273.9 thousand barrels (MBbls) of condensate.

In the second quarter of 2008, Ultra Petroleum’s average realized natural gas price was, including the effects of hedging, $8.06 per thousand cubic feet (Mcf) an increase of 84 percent from $4.38 per Mcf in second quarter 2007. The average condensate price realized by the company in second quarter 2008 was $112.44 per barrel (bbl) up 73 percent, as compared to $65.15 per bbl in second quarter 2007.

“Once again, we achieved record production, all organic, while continuing to deliver industry leading margins and financial metrics. Our net income margin was 39 percent, cash flow margin was 75 percent, return on capital was 36 percent, and return on equity was 47 percent. The consistency of our growth and returns is what differentiates us,” stated Michael D. Watford, Chairman President and Chief Executive Officer.

Ultra Petroleum Corp. Second Quarter 2008 Results	Page 1 of 9

Earnings for the six month period ended June 30, 2008 were $1.37 per diluted share or $216.5 million, an increase of 88 percent from $0.73 per diluted share or $115.7 million, for the first half of 2007. Operating cash flow(1) for the six month period increased to $423.4 million, up 74 percent from $243.6 million, for the same period in 2007.

Natural gas and crude oil production from continuing operations for the six month period ended June 30, 2008 increased to 68.4 Bcfe compared to 53.9 Bcfe for the six month period ended June 30, 2007, a 27 percent increase. Production for the first six months of 2008 is comprised of 65.2 Bcf of natural gas and 530.2 MBbls of condensate. Including the effects of hedging, realized natural gas prices during the six month period were $7.86 per Mcf, compared to $5.13 per Mcf during the same period in 2007. Condensate prices were $99.61 per Bbl compared to $57.17 per Bbl during the comparable 2007 period.

“Our 2008 momentum continues to build with record first-half results. Cash flow and earnings for the six-month period effectively eclipsed any full-year’s earnings and cash flow in Ultra’s history. This was accomplished without diluting our shareholders. In fact, we’ve actually reduced our shares outstanding and will continue to do so under our share repurchase program,” stated Watford.

Share Repurchase

During the three months ended June 30, 2008, Ultra Petroleum purchased 451,380 of its common shares for an aggregate $38.8 million at a weighted average price of $85.97 per share. Subsequent to the end of the quarter, the company continued to purchase its common shares. During the month of July, Ultra Petroleum purchased an additional 878,147 of its common shares for an aggregate $67.8 million at a weighted average price of $77.23 per share. Since the program’s inception in May 2006 to the end of July 2008, the company has purchased a total of 7.4 million shares of its common stock for an aggregate $431.0 million at a weighted average price of $58.09 per share. Ultra Petroleum’s Board of Directors approved an additional $250.0 million authorization for share repurchases increasing the total authorization to $750.0 under the $1.0 billion plan. As of July 31, 2008, Ultra Petroleum's shares outstanding, including stock options have been reduced by 4 percent to 158,200,337 shares, from the total at May 2006 when the repurchase plan was authorized.

Operations Review

During the second quarter of 2008, Ultra Petroleum continued to make significant progress in improving drilling efficiencies. Beginning the quarter with 14 operated rigs in Wyoming, the company drilled and cased to total depth (TD) 44 wells, as compared to 23 wells in the second quarter 2007. For the first six months of the year, the company drilled and cased 74 wells, an 80 percent increase as compared to the 41 wells drilled and cased for the same time period in 2007. In fact, the 74 wells drilled and cased in the first half of 2008, is almost as many as the 87 wells that were drilled and cased for all of 2007.

The average second quarter drilling days (spud to TD) was 22 days, a 37 percent improvement from 35 days for full-year 2007. The average time to drill for the first half of 2008 is 24 days, a 40 percent improvement from 40 days in the first half of 2007.

Ultra Petroleum Corp. Second Quarter 2008 Results	Page 2 of 9

As a result of improved drilling times, well costs have trended lower. In the second quarter of 2008, well costs remained flat in spite of a significant increase in steel costs.

	Full Year 2006	Full Year 2007	1st Quarter 2008	2nd Quarter 2008
Spud to TD (days)	61	35	27	22
Rig release to rig release	79	48	37	30
% wells drilled < 40 days	0%	74%	90%	95%
Well cost - pad ($MM)	$7.0	$6.2	$5.7	$5.7

“The significance of continuing to decrease our days to drill provides us with growing economic benefit. As our productivity increases, it allows us to drill more wells while employing the same number of rigs. We expect to drill 155 operated wells during 2008,” stated Watford.

For the second half of 2008, the company is increasing the number of delineation wells it plans to drill from 28 wells to 32 wells, a 146 percent increase from the 13 delineation wells drilled in 2007. At the end of the second quarter 2008, there were a total of six delineation wells drilled and completed. All the wells have sufficient production history to provide reserve estimates. So far, the delineation wells drilled have a 120 percent increase in reserves as compared to pre-drill reserve estimates. Ultra Petroleum plans to continue delineation drilling in the under-drilled portions of the Pinedale Field. Delineation drilling is key to the company’s continued success in enlarging the size of the Pinedale Field by increasing the Original Gas in Place (OGIP) estimate; but more importantly, the direct result of this focused drilling is an increase in the estimate of recoverable gas net to Ultra Petroleum.

The company continues to evaluate the low quality pay (LQ) in selected wells. To date, Ultra Petroleum has completed 45 wells containing LQ pay representing a total of 178 frac stages. Each well has averaged four LQ stages resulting in an additional 450 feet of completed Lance/Mesa Verde section. The incremental expense of this project is simply the cost of perforating and fracing the additional stages. The results indicate that the LQ pay is from uncontacted sand lenses near the wellbore that are beyond the detection range of logging tools. The significance of continually evaluating the LQ pay is to provide necessary data to increase the OGIP estimate of the Pinedale Field and over time, increase Ultra Petroleum’s natural gas reserves and production.

The Final Supplemental Environmental Impact Statement (FSEIS) was issued by the Bureau of Land Management (BLM) on June 28, 2008. It was followed by a public comment period that ended on July 28, 2008. It is anticipated that the BLM will issue the Record of Decision (ROD) shortly. After the ROD is issued, Ultra Petroleum expects to gain access year-round to the Pinedale Field for drilling and completion activities in concentrated development areas. After an initial transition period, this additional access would lead to increased drilling efficiencies and allow for accelerated development of the field and a significant increase in the annual number of wells drilled.

During the quarter, the REX - West pipeline was completed from the ANR delivery point in Brown County, Kansas to the Panhandle Eastern Pipeline system at Audrain County, Missouri. With the completion of this segment, the company is able to deliver its firm capacity of 200 MMcf per day of natural gas from Wyoming to the markets in the mid-west. On May 30, 2008, the FERC issued a Certificate of Public Convenience and Necessity for the REX - East project. The current schedule anticipates REX - East to be operational to Lebanon, Ohio, by the end of 2008. Upon completion, REX - East will provide up to 1.8 Bcf per day of natural gas transportation capacity from the Rockies to Clarington, Ohio by mid-year 2009. The 27 percent increase in take-away capacity from the Rockies has already had a positive effect on natural gas prices that is expected to hold.

Ultra Petroleum Corp. Second Quarter 2008 Results	Page 3 of 9

“With our capacity on REX, fully 50 percent of our estimated 2008 production is sold at non-Rockies’ prices. In fact, when combined with our hedges, very little of Ultra’s natural gas is being sold at current Rockies’ spot prices. There are several new pipeline projects currently being proposed to transport natural gas from the Rockies to the East and to the West. One recently sanctioned project is the Ruby Pipeline, a 1.4 Bcf per day pipeline from Opal Westward with service expected by March 2011. We are confident that additional pipelines will be announced in the next few months transporting Rockies natural gas to the East. Soon, Rockies natural gas will have the ability to serve both the East and West coast markets and almost every point in between,” stated Watford.

Production Guidance

The annual production guidance is for a 25 to 29 percent increase over 2007’s annual production of 114.4 Bcfe from continuing operations. All production growth is generated organically. Ultra Petroleum’s revised natural gas and crude oil production guidance for 2008 is listed in the table below:

2008 Estimated Total Production (Bcfe)	Q1 (A)	Q2 (A)	Q3 (E)	Q4 (E)	Full Year 2008
	34.1	34.3	34.5 - 36.0	40.5 - 43.0	143.4 - 147.4

Capital Expenditures

Due to the company’s increasing rig productivity in Wyoming and its accelerated exploration efforts in Pennsylvania, cap-ex for the second half of 2008 is estimated to be $535.9 million. This compares to first half cap-ex of $409.1 million. Total 2008 cap-ex is estimated at $945.0 million. Gross wells planned to be drilled in Wyoming has increased to 311 from 263 and in Pennsylvania to 32 from 15.

Hedging

As of June 30, 2008, Ultra Petroleum had the following open commodity derivative contracts in place to manage price risk on a portion of its natural gas production whereby the company receives the fixed price and pays the variable monthly index price. All natural gas prices are Northwest Pipeline Rockies based.

Type	Remaining Contract Period	Volume - mmbtu/day	Average Price per Mcf/mmbtu
Swap	July 2008 - Oct 2008	190,000	$7.69 Mcf/$7.19 mmbtu
Swap	Calendar 2009	30,000	$7.86 Mcf/$7.35 mmbtu

Ultra Petroleum Corp. Second Quarter 2008 Results	Page 4 of 9

In addition to derivative contracts, Ultra Petroleum also utilizes fixed price forward physical delivery contracts at southwest Wyoming delivery points to hedge its commodity price exposure. As of June 30, 2008, the company had the following fixed price physical delivery contracts in place on behalf of its interest and those of other parties.

Type	Remaining Contract Period	Volume - mmbtu/day	Average Price per Mcf/mmbtu
Forward Sale	Calendar 2008	100,000	$7.31 Mcf/$6.83 mmbtu
Forward Sale	July 2008 - Oct 2008	20,000	$7.36 Mcf/$6.88 mmbtu
Forward Sale	Calendar 2009	10,000	$8.04 Mcf/$7.51 mmbtu
Forward Sale	Apr 2009 - Oct 2009	90,000	$7.55 Mcf/$7.06 mmbtu

“Currently, we are selling very little natural gas on a daily basis at Opal. More importantly, looking forward to 2009 with hedged volumes of 130,000 mmbtu per day at an average price of $7.59 per Mcf in Wyoming plus the 200,000 mmbtu per day that we have as firm capacity on REX that will receive Mid-Continent or East coast natural gas pricing, we are no longer an Opal price taker. The growing certainty around our realized natural gas price exposure along with our low costs provides us with more confidence regarding our increasing cash flow and earnings,” stated Watford.

Conference Call Webcast Scheduled for August 6, 2008

Ultra Petroleum’s second quarter 2008 conference call will be available via live audio webcast at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Wednesday, August 6, 2008. To listen to this webcast, log on to www.ultrapetroleum.com. The webcast will be archived on Ultra Petroleum’s website through November 5, 2008.

Financial tables to follow

Ultra Petroleum Corp. Second Quarter 2008 Results	Page 5 of 9

Ultra Petroleum Corp.
Consolidated Statement of Operations (unaudited)
All amounts expressed in US$000's
	For the Six Months Ended		For the Quarter Ended
	30-Jun-08	30-Jun-07	30-Jun-08	30-Jun-07
Volumes
Oil liquids (Bbls) - Domestic	530,156	415,327	273,876	221,820
Natural Gas (Mcf) - Domestic	65,181,443	51,417,039	32,661,802	26,597,603
MCFE from continuing operations	68,362,379	53,909,001	34,305,058	27,928,523

Oil crude (Bbls) - China - discontinued operations	-	852,154	-	434,569
MCFE - Total	68,362,379	59,021,925	34,305,058	30,535,937

Revenues
Oil sales	$52,809	$23,743	$30,794	$14,451
Natural Gas sales	512,449	263,705	263,327	116,421
Total Revenues	565,258	287,448	294,121	130,872

Expenses
Production Costs	19,299	10,251	8,562	5,573
Severance/Production Taxes	66,711	32,207	35,776	14,694
Gathering Fees	18,764	13,473	8,766	6,980
Total Lease Operating Costs	104,774	55,931	53,104	27,247

Transportation	21,671	-	12,013	-
DD&A	85,030	62,221	42,780	32,591
General and administrative	6,039	3,901	2,548	1,591
Stock Compensation	2,755	2,736	1,901	1,830
Total Expenses	220,269	124,791	112,346	63,259
Interest and other income	277	636	127	309
Interest and debt expense	9,814	6,921	4,543	4,221

Net income before income taxes	335,452	156,372	177,359	63,701

Income tax provision	119,337	55,978	62,603	23,949

Net income from continuing operations	216,115	100,394	114,756	39,752
Discontinued operations, net of tax	415	15,266	482	9,317
Net Income	$216,530	$115,660	$115,238	$49,069

Operating Cash Flows (1)
Operating Cash Flow from Continuing Operations	$423,431	$218,720	$222,034	$97,039
Operating Cash Flow from Discontinued Operations	-	24,883	-	13,540
Operating Cash Flows	$423,431	$243,603	$222,034	$110,579
(1) (see non-GAAP reconciliation)

Ultra Petroleum Corp. Second Quarter 2008 Results	Page 6 of 9

Weighted Average Shares - Basic	152,781	151,975	153,061	152,022
Weighted Average Shares - Diluted	157,905	159,056	157,818	158,992

Basic earnings per share:
Income from continuing operations, net of taxes	$1.41	$0.66	$0.75	$0.26
Income from discontinued operations:
Operating earnings, net of taxes	—	$0.10	—	$0.06
Net Income	$1.41	$0.76	$0.75	$0.32

Fully Diluted earnings per share:
Income from continuing operations	$1.37	$0.63	$0.73	$0.25
Income from discontinued operations:
Operating earnings, net of taxes	—	$0.10	—	$0.06
Net Income	$1.37	$0.73	$0.73	$0.31

Realized Prices
Oil liquids (Bbls) - Domestic	$99.61	$57.17	$112.44	$65.15
Oil crude (Bbls) - China	—	$53.47	—	$59.72
Natural Gas (Mcf)	$7.86	$5.13	$8.06	$4.38

Costs Per MCFE
Production Costs	$0.28	$0.19	$0.25	$0.20
Severance/Production Taxes	$0.98	$0.60	$1.04	$0.53
Gathering Fees	$0.27	$0.25	$0.26	$0.25
Transportation	$0.32	—	$0.35	—
DD&A	$1.24	$1.15	$1.25	$1.17
General and administrative - total	$0.13	$0.12	$0.13	$0.12
Interest and debt expense	$0.14	$0.13	$0.13	$0.15
Total Costs Per MCFE	$3.37	$2.43	$3.41	$2.40

Note: Amounts on a per MCFE basis may not total due to rounding.

Margins - Continuing operations
Operating Cash Flow Margin	75%	76%	75%	74%
Net Income	38%	35%	39%	30%
Pre-tax income	59%	54%	60%	49%

Margins - Both
Operating Cash Flow Margin	75%	73%	75%	71%
Net Income	38%	35%	39%	31%
Pre-tax income	59%	54%	60%	49%

Ultra Petroleum Corp. Second Quarter 2008 Results	Page 7 of 9

Ultra Petroleum Corp.
Reconciliation of Cash Flow from Operations Before Changes in Non-Cash
Items and Working Capital (unaudited)
All amounts expressed in US$000's

(1) Operating cash flow is defined as net cash provided by operating activities before changes in working capital and other non-cash items*. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and natural gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company’s financial information.

	For the Six Months Ended		For the Quarter Ended
	30-Jun-08	30-Jun-07	30-Jun-08	30-Jun-07
Net cash provided by operating activities	$398,406	$238,640	$201,471	$95,166
Net changes in working capital and other non-cash items - continuing operations*	$25,025	$(10,459)	$20,563	$6,682
Net changes in working capital - discontinued operations	$-	$15,422	$-	$8,731
Operating cash flow	$423,431	$243,603	$222,034	$110,579

*Other non-cash items include excess tax benefit from stock based compensation and other.
These statements are unaudited and subject to adjustment.

Ultra Petroleum Corp. Second Quarter 2008 Results	Page 8 of 9

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming - the Pinedale and Jonah Fields. Ultra Petroleum is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”. The company had 152,833,061 shares outstanding on July 31, 2008.

This release can be found at http://www.ultrapetroleum.com

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s businesses are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. These risks and uncertainties include increased competition, the timing and extent of changes in prices for oil and natural gas, particularly in Wyoming, the timing and extent of the company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company’s report on Form 10-Q for the quarter ended June 30, 2008.

For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com

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